Exhibit 99.1

Contact:
Athena Hernandez
athena.hernandez@avangrid.com
Tel: 203-571-2146

AVANGRID APPOINTS CATHERINE S. STEMPIEN PRESIDENT & CEO OF AVANGRID NETWORKS

Stempien will oversee operations of AVANGRID’s eight electric and gas companies

ORANGE, Conn. – Feb. 4, 2021 – AVANGRID, Inc. (NYSE: AGR), a leading sustainable energy company announced today the appointment of Catherine S. Stempien to the role of President & CEO of its subsidiary, Avangrid Networks. Stempien succeeds Anthony (Tony) Marone, who is retiring.

“We appreciate all of Tony’s contributions to the AVANGRID family of companies over the last 33 years and wish him and his family all the best in the future,” said Dennis V. Arriola, CEO of AVANGRID.

Stempien will lead AVANGRID’s largest business unit, serving 3.3 million customers with electric and gas service through eight companies in Maine, Connecticut, New York and Massachusetts.

“Catherine is a leader focused on delivering great outcomes for customers, employees, communities, and shareholders and we’re excited about the new ideas she will bring to AVANGRID,” said Arriola. “Her experience and leadership will help guide our Networks organization as we build the grid of the future and achieve our goal of becoming the leading sustainable energy company in the United States.”

“I’m thrilled to join AVANGRID as we write the next chapter of serving our customers and our communities with clean energy solutions that meet increasing demand and fuel our local and regional economies,” said Stempien.

Stempien joins AVANGRID from Duke Energy where she is currently the President of Duke Energy Florida, an electric utility serving more than 1.8 million customers. Previously, she held a variety of roles at Duke including Senior Vice President of Corporate Development and various leadership positions in the company’s legal department. Prior to joining Duke in 2003, Stempien had a successful career as an in-house attorney at AT&T. Stempien, a native of Connecticut, holds a Juris Doctor degree from Boston University School of Law and a Bachelor of Arts degree in Government from Dartmouth College. She also completed the Advanced Management Program at Harvard Business School.

Stempien has served on various boards including the Florida Chamber of Commerce, the Florida Council of 100, Enterprise Florida, YWCA of Central Carolinas, and a variety of educational institutions.

Stempien’s appointment is effective March 15. She will relocate to Connecticut and report to Arriola.

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About AVANGRID: AVANGRID, Inc. (NYSE: AGR) is a leading, sustainable energy company with approximately $36 billion in assets and operations in 24 U.S. states. With headquarters in Orange, Connecticut, AVANGRID has two primary lines of business: Avangrid
Networks and Avangrid Renewables. Avangrid Networks owns eight electric and natural gas utilities, serving more than 3.3 million customers in New York and New England. Avangrid Renewables owns and operates a portfolio of renewable energy generation facilities across the United States. AVANGRID employs approximately 6,600 people. AVANGRID supports the U.N.’s Sustainable Development Goals and was named among the World’s Most Ethical Companies in 2019 and 2020 by the Ethisphere Institute. For more information, visit www.avangrid.com.